EXHIBIT 99.1
For Immediate Release	Contact: Shawn M. Harrington
September 2, 2004	(860) 644-1551

GERBER SCIENTIFIC, INC. ANNOUNCES FISCAL 2005 FIRST QUARTER RESULTS

EPS Improves to $0.03; Gerber Technology and Gerber Coburn
Post Higher Revenue; Business Expansion in China Continues

SOUTH WINDSOR, CT -- Gerber Scientific, Inc. (NYSE: GRB) today reported fiscal 2005 first quarter earnings of $0.03 per diluted share on revenue of $127.7 million versus earnings of $0.02 per diluted share on revenue of $129.0 million in the prior year comparable period. Included in the fiscal 2005 results were pre-tax restructuring charges of $1.9 million relating to a factory relocation and the sublease of a dormant facility. Foreign currency translation had the effect of increasing revenue by approximately $4.2 million in the fiscal 2005 first quarter compared to the fiscal 2004 period.

Commenting on the quarter, Marc T. Giles, president and chief executive officer, said, "I was pleased with the Company's performance this quarter. Without the restructuring charges recorded in the quarter, first quarter operating income increased over last year despite the overall revenue decrease, which reflects the continuing success of our cost control and productivity improvement efforts. We saw growth in our gross margin - both year-over-year and sequentially by quarter. We anticipate continuing margin improvement as we benefit from the operating leverage associated with our cost reduction initiatives.

Order rates continued to be strong in our Gerber Technology business and we achieved year-over-year revenue growth in both our Gerber Technology and Gerber Coburn businesses. Strong competition continued to suppress equipment sales in our Sign Making and Specialty Graphics segment, which we are addressing through both internal development and strategic OEM relationships. Sales of aftermarket products in this segment are providing stability.

We remain on track with our turnaround plan and we commenced the relocation of our Gerber Coburn operations in Muskogee, Oklahoma in June 2004, which was previously announced. This action caused us to record a restructuring charge relating primarily to severance amounting to $1.4 million. We anticipate additional charges of up to $5.0 million for the remainder of this fiscal year in connection with this relocation and the restructuring of our Spandex business.

The $26.8 million repayment of our debt during fiscal 2004 resulted in lower interest expense of $1.0 million this quarter compared to last year. We will continue to benefit in future periods from lower interest rates associated with the July 9, 2004 amendment to our credit facilities."

In the fiscal 2005 first quarter, Gerber:

  Reported improved operating margins despite lower revenue, indicating the effectiveness of cost control programs implemented.

  Amended its credit facilities to include more favorable terms.

  Continued to reduce its debt and realized $1.0 million of year-over-year interest expense savings.

  Commenced the relocation of the Gerber Coburn operations in Muskogee, Oklahoma resulting in a $1.4 million restructuring charge.

  Benefited from continued new order entry momentum in the Gerber Technology business.

  Continued to expand its business in China.

Fiscal 2005 First Quarter Consolidated Results

Fiscal 2005 first quarter revenue and order entry were $127.7 million and $129.8 million, respectively, versus $129.0 million and $130.5 million in the prior year comparable periods. Foreign currency translation had the effect of increasing revenue approximately $4.2 million in the fiscal 2005 first quarter versus the prior year comparable period. Gerber's backlog of orders increased $2.1 million to $38.0 million during the fiscal 2005 first quarter. This increase occurred in the Apparel and Flexible Materials segment and we expect these orders to be converted to revenue during the fiscal 2005 second quarter.

Fiscal 2005 first quarter gross margin of 34.5 percent increased 0.5 percentage points from the prior year comparable period and increased 1.1 percentage points after adjusting for service costs recorded as selling, general, and administrative expenses (S,G,&A) in the prior year comparable period. The higher gross margin was the result of operating leverage from our cost reduction efforts, higher prices, and mitigated costs as a result of our hedging activities. These effects were partially offset by lower business volume and a product mix favoring lower margin equipment products. The service cost adjustment was caused by better visibility resulting from the November 1, 2003 implementation of SAP for the Ophthalmic Lens Processing segment.

Consolidated operating income was $3.1 million in the fiscal 2005 first quarter versus $4.6 million in the prior year comparable period. Restructuring charges of $1.9 million more than offset the effect of improved gross margin, lower pension expense, and savings from cost control. Of these charges, approximately $1.4 million related to the relocation of Gerber Coburn's operations in Muskogee, Oklahoma and $0.4 million related to an adjustment to a previously established lease accrual.

Other expenses in the fiscal 2005 first quarter decreased $0.8 million from the prior year comparable period primarily because of lower losses incurred on the translation of foreign currency denominated transactions. Also included in other expenses in the fiscal 2004 first quarter was the write-off of deferred financing charges of $0.3 million associated with the Company's prior credit facility that did not recur in fiscal 2005.

Fiscal 2005 first quarter interest expense decreased $1.0 million from the prior year comparable period, which was largely the result of lower average debt balances.

The Company's consolidated income tax rate was 17.1 percent compared to the statutory rate of 35.0 percent. The difference from the statutory rate was primarily attributable to benefits related to export tax incentives and foreign tax planning strategies.

Fiscal 2005 First Quarter Segment Results

Segment profit (defined as segment earnings before interest and taxes - see attached segment information for reconciliation to GAAP measure) for the fiscal 2005 first quarter was $6.4 million versus $8.0 million in the prior year comparable period.

Sign Making and Specialty Graphics

The Sign Making and Specialty Graphics segment reported fiscal 2005 first quarter revenue of $68.7 million, which was a decrease of $4.1 million from the prior year comparable period. Adjusting for the effect of foreign currency translation, fiscal 2005 first quarter revenue was $7.3 million lower than the prior year comparable period. The decrease was primarily the result of strong competition from inkjet products. The fiscal 2004 first quarter also included revenue of $2.4 million representing sales to a large office supply retailer that did not, and were not expected to, repeat this year.

Fiscal 2005 first quarter segment profit decreased $2.6 million from the prior year comparable period primarily because of lower business volume. Higher restructuring expenses of $0.4 million related to a change in assumptions concerning a previously established lease accrual also contributed to the lower segment profit. Favorable foreign currency effects, savings from cost control, and lower pension expense partially offset the segment profit decline.

Apparel and Flexible Materials

The Apparel and Flexible Materials segment reported fiscal 2005 first quarter revenue of $39.8 million, which was an increase of $2.2 million from the prior year comparable period. Foreign currency translation had the effect of increasing revenue by $0.7 million in the fiscal 2005 first quarter versus the prior year comparable period. The higher revenue reflected improved North American, Asian, and Latin American markets and this increase occurred across all product lines except for the multi-ply cutter line. Delays in the shipment of multi-ply cutter orders at the end of the first quarter contributed to the $2.7 million increase in segment backlog.

Fiscal 2005 first quarter segment profit of $4.6 million increased $1.6 million from the prior year comparable period, which was primarily the result of higher volume, favorable foreign currency effects, savings from cost control, favorable pricing, and lower pension expense. A product mix favoring lower margin equipment was a partial offset.

The Chinese market has grown to be the second largest for Gerber Technology, the business comprising the Apparel and Flexible Materials segment, following the United States. New orders for the Far East region grew approximately 20 percent in the fiscal 2005 first quarter versus the prior year comparable period and were driven by increased Chinese business levels. On September 7, 2004, Gerber Technology will open an Advanced Technology Center in Shanghai, where its Far East regional operations will be based. This facility will also provide the infrastructure needed by Gerber's other operating segments to expand into the Chinese market. Gerber Technology operates through 24 locations (including ten independent agents) within greater China and has more than 1,500 customers operating more than 5,000 systems. Gerber Technology plans to increase to over 200 the number of personnel in China by the end of fiscal 2005.

Ophthalmic Lens Processing

The Ophthalmic Lens Processing segment reported fiscal 2005 first quarter revenue of $19.2 million, which was an increase of $0.7 million from the prior year comparable period. Foreign currency translation had the effect of increasing revenue by $0.3 million in the fiscal 2005 first quarter from the prior year comparable period. The increase reflected higher aftermarkets revenue, while equipment revenue was flat compared to the prior year.

Fiscal 2005 first quarter segment loss of $0.6 million increased $0.6 million from the prior year comparable period. The segment loss was caused by the $1.4 million restructuring charge associated with the relocation of the Muskogee, Oklahoma facility. The favorable effects of cost control, product mix, lower pension expense, and higher prices partially offset the impact of the restructuring charge.

Corporate Expenses

Corporate expenses, net of other income, of $3.5 million in the fiscal 2005 first quarter decreased $0.9 million from the prior year comparable period. The decrease was primarily the result of fiscal 2004 first quarter costs associated with the settled SEC investigation and credit facility amendments that did not recur, as well as lower fiscal 2005 first quarter pension expense.

Financial Condition

The Company's total debt decreased $1.1 million during the fiscal 2005 first quarter. Cash provided by operating activities was $2.7 million in the fiscal 2005 first quarter versus cash used for operating activities of $8.6 million during the prior year comparable period. This variance was caused primarily by incentive bonus payments made during the fiscal 2004 first quarter that did not recur this year.

At July 31, 2004, the Company had $6.5 million in cash and cash equivalents and $57.9 million in debt. Gerber's net debt (defined as total debt less cash and cash equivalents) was lowered $1.3 million during the fiscal 2005 first quarter to $51.4 million. The ratio of net debt to capital (defined as the sum of net debt plus shareholders' equity) was 30.1 percent at July 31, 2004 compared to 30.9 percent at April 30, 2004.

As previously announced, the Company amended its revolver and term loan credit agreements on July 9, 2004. These amendments, among other changes, reduced the weighted-average annual interest rates accruing on the Company's outstanding term loans by 3.75 percent and improved certain operating and financial covenants. The amendments also modified operating covenants to permit the Company, within specified limits, to prepay the term loans more frequently, make business acquisitions, pay dividends, and repurchase its common stock. Please refer to the Company's annual report on Form 10-K filed with the SEC on July 14, 2004 for additional information.

About Gerber Scientific, Inc.

Gerber Scientific, Inc. is a leading supplier of sophisticated automated manufacturing systems for sign making and specialty graphics, apparel and flexible materials, and ophthalmic lens processing. Headquartered in South Windsor, Connecticut, the Company operates through four businesses: Gerber Scientific Products, Spandex Ltd., Gerber Technology, and Gerber Coburn.

Safe Harbor Statement:

Statements contained in this news release regarding the Company's expected financial condition, revenue, cash flow, operating results, cost savings, operational efficiencies and other potential benefits of its turnaround initiatives, business strategy and other planned events and expectations are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Actual future results or events may differ from these forward-looking statements. Readers are referred to the documents filed by the Company with the Securities and Exchange Commission, including the Company's annual report on Form 10-K for the fiscal year ended April 30, 2004, for a discussion of important risks that could cause actual results to differ from those contained or implied in the forward-looking statements. These risks include, but are not limited to, the following:

  Delays in new product development and commercialization.

  Delays in product introductions, product defects or loss of market focus caused by efforts to lower the Company's cost platform.

  Reliance on manufacturers or suppliers to timely supply parts or aftermarket consumables to the Company's specifications.

  Fluctuations in currency exchange rates that cause the Company's financial results to decline.

  Financial and operating covenants associated with the Company's primary credit facilities.

  Intense competition in each of the Company's operating segments.

  Sign shops' transition to lower-cost ink jet imaging systems, calendered vinyls, and digital media systems.

  Phasing out of apparel trade quotas as of January 1, 2005.

  Non-recurring orders from key customers.

  Delays caused by facility relocations.

GERBER SCIENTIFIC, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
	Three Months Ended July 31,

In thousands (except per share data)	2004	2003

Revenue:
Product sales	$ 110,944	$ 114,689
Service sales	16,742	14,268
	127,686	128,957
Costs and Expenses:
Cost of product sold	73,959	77,635
Cost of service sold	9,716	7,494
Selling, general and administrative	32,888	33,033
Research and development	6,113	6,191
Restructuring charges	1,894	---
	124,570	124,353
Operating income	3,116	4,604

Other expense	(198)	(1,016)
Interest expense	(2,077)	(3,103)

Earnings before income taxes	841	485
Provision for income taxes	144	122
Net earnings	$ 697	$ 363
	=======	=======
Earnings per share of common stock:
Basic	$ .03	$ .02
Diluted	$ .03	$ .02

Dividends	$ ---	$ ---

Average shares outstanding:
Basic	22,235	22,173
Diluted	22,433	22,473
GERBER SCIENTIFIC, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (Unaudited)
In thousands, except share data	July 31, 2004	April 30, 2004
Assets:
Current Assets:
Cash and cash equivalents	$ 6,537	$ 6,371
Accounts receivable, net of allowance for doubtful accounts of $8,525 and $7,812, respectively	86,457	90,453
Inventories	54,526	49,696
Deferred income taxes	4,106	3,930
Prepaid expenses and other current assets	8,004	7,377
	159,630	157,827
Property, Plant and Equipment	125,969	124,385
Less accumulated depreciation	84,719	81,811
	41,250	42,574
Intangible Assets:
Goodwill	51,053	50,910
Prepaid pension cost	1,989	1,989
Patents and other intangible assets, net of accumulated amortization	6,102	6,111
	59,144	59,010
Deferred Income Taxes	20,584	19,738
Other Assets	7,292	7,737
	$287,900	$286,886
	=======	=======
Liabilities and Shareholders' Equity
Current Liabilities:
Short-term line of credit	$ ---	$ 124
Current portion of long-term debt	21,831	12,509
Accounts payable	40,312	43,397
Accrued compensation and benefits	17,153	14,334
Other accrued liabilities	16,601	17,135
Deferred revenue	13,967	13,514
Advances on sales contracts	1,061	1,028
	110,925	102,041
Noncurrent Liabilities:
Accrued pension benefit liability	16,323	15,264
Other liabilities	5,439	5,467
Long-term debt	36,060	46,512
	57,822	67,243
Contingencies and Commitments:
Shareholders' Equity:
Preferred stock, no par value; authorized 10,000,000 shares; no shares issued	---	---
Common stock, $1.00 par value; authorized 65,000,000 shares; issued 22,961,377 and 22,935,638 shares	22,961	22,936
Paid-in capital	43,349	43,408
Retained earnings	74,143	73,446
Treasury stock, at cost (705,001 and 713,853 shares, respectively)	(14,497)	(14,679)
Unamortized value of restricted stock grants	(139)	(81)
Accumulated other comprehensive loss	(6,664)	(7,428)
	119,153	117,602
	$287,900	$286,886
	=======	=======
GERBER SCIENTIFIC, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
	Three Months Ended July 31,

In thousands	2004	2003
Cash Provided by (Used for):
Operating Activities:
Net earnings	$ 697	$ 363
Adjustments to reconcile net earnings to cash provided by (used for) operating activities:
Depreciation and amortization	2,790	2,978
Restructuring charges	1,894	---
Deferred income taxes	(1,068)	(214)
Other non-cash items	440	917
Changes in operating accounts:
Receivables	4,506	1,975
Inventories	(4,678)	(1,136)
Prepaid expenses	(599)	(1,250)
Accounts payable and accrued expenses	(1,261)	(12,281)

Provided by (Used for) Operating Activities	2,721	(8,648)

Investing Activities:
Additions to property, plant, and equipment	(1,072)	(512)
Intangible and other assets	(91)	(274)
Proceeds from sale of promissory note	---	994

(Used for) Provided by Investing Activities	(1,163)	208

Financing Activities:
Borrowings under Term Loans	---	65,000
Repayments of borrowings under Term Loans	(10,452)	(824)
Net change in revolvers	9,322	(60,310)
Net short-term financing	(126)	---
Debt issue costs	---	(5,604)
Exercise of stock options	91	34
Other common stock activity	(93)	51

(Used for) Financing Activities	(1,258)	(1,653)

Effect of exchange rate changes on cash	(134)	173

Increase (Decrease) in Cash and Cash Equivalents	166	(9,920)
Cash and Cash Equivalents, Beginning of Period	6,371	20,697

Cash and Cash Equivalents, End of Period	$ 6,537	$ 10,777
	=======	=======
GERBER SCIENTIFIC, INC. AND SUBSIDIARIES SEGMENT INFORMATION (Unaudited)
	Three Months Ended July 31,

In thousands	2004	2003

Segment revenue:
Sign Making and Specialty Graphics	$ 68,725	$ 72,841
Apparel and Flexible Materials	39,764	37,607
Ophthalmic Lens Processing	19,197	18,509
	$127,686	$128,957
	=======	=======

Segment profit (loss):
Sign Making & Specialty Graphics	$ 2,460	$ 5,069
Apparel & Flexible Materials	4,561	2,973
Ophthalmic Lens Processing	(593)	(41)
	6,428	8,001
Corporate expenses, net of other income	(3,510)	(4,413)
Interest expense	(2,077)	(3,103)
Earnings before income taxes	$ 841	$ 485
	=======	=======

Segment profit for the three months ended July 31, 2004 included restructuring charges of $1.4 million for the Ophthalmic Lens Processing operating segment and $0.4 million for the Sign Making and Specialty Graphics operating segment.